Exhibit 99.1

                  The Middleby Corporation Acquires Houno A/S

     ELGIN, Ill.--(BUSINESS WIRE)--Aug. 31, 2006--The Middleby Corporation (NASDAQ:MIDD) today announced the acquisition of Houno A/S ("Houno"). The acquired company, located in Denmark, manufactures combi-ovens for the commercial foodservice industry under the Houno brand name. Houno has approximately $10 million in annual sales concentrated in Denmark, Sweden, and the United Kingdom.

     This transaction enables Middleby to further advance its commercial cooking technologies and expand its product offerings in the fast growing combi-oven market. Houno's products are recognized for their unique design, advanced control systems, and self-cleaning capabilities. Chairman and Chief Executive Officer, Selim A. Bassoul commented, "We are very excited to announce this acquisition. The addition of Houno to the Middleby portfolio of companies allows us to further penetrate the combi-oven market, a market that is estimated to exceed $400 million worldwide. Houno has a strong track record of technological innovation and now combined with Middleby's international sales and service infrastructure is well positioned for growth. In addition, Middleby and Houno will both benefit from the sharing of oven technologies."

     Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

     The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens, restaurants, and food preparation companies throughout the world. The company's leading equipment brands include Alkar(R), Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), Houno(R), MagiKitch'n(R), Middleby Marshall(R), NuVu(R), Pitco Frialator(R), RapidPak(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of foodservice equipment in the Asian markets. In 2005 The Middleby Corporation was ranked #10 on Forbes 200 Best-Run Small Companies and #28 on the FORTUNE Fastest Growing Companies list. For further information about The Middleby Corporation, visit www.middleby.com.

    CONTACT: The Middleby Corporation
             Darcy Bretz, 847-429-7756